UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (December 8, 2006) December 12, 2006

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 8, 2006, Dividend Capital Total Realty Trust Inc. (the “Company”) deposited a non-refundable amount of $250,000 into an escrow account in connection with an intended acquisition of an office property (the “Shiloh Road Research Park”) located in Plano, Texas, as described further below. The escrow account has been established pursuant to a purchase agreement entered into by and between a wholly-owned subsidiary of the Company formed solely to acquire this property and Flextronics International USA, Inc., the seller. The Company intends to own Shiloh Road Research Park through a joint venture (the “Joint Venture”) with an affiliate of Westcore Properties, Inc (“Westcore”), the final terms of which have not yet been determined.

There is no assurance that the Company will enter into the Joint Venture or that the Joint Venture will be able to purchase Shiloh Road Research Park on the terms set forth herein or at all.

Property	Year Built	Total Appoximate Acquisition Cost (1)(2)	Net Rentable Area (Square Feet)	Occupancy	Major Tenant (3)	Estimated Closing Date (4)
Shiloh Road Research Park	2001	$34,813,000	439,000	100%	Flextronics International USA, Inc.	December 21, 2006

(1)

The Total Approximate Acquisition Cost is intended to be funded as follows: (i) an equity contribution from the Company to the Joint Venture using proceeds from the Company’s public equity offering, (ii) an equity contribution from Westcore to the Joint Venture and (iii) debt financing to be obtained by the Joint Venture, the terms of which have not yet been determined.

(2)

Total Approximate Acquisition Cost includes a purchase price of $32,950,000, plus additional transfer taxes, due diligence and closing costs. Does not include an estimated acquisition fee to be paid by the Company (pursuant to the terms of an advisory agreement described in the Company’s prospectus) to Dividend Capital Total Advisors LLC (the Company’s advisor) in the amount of approximately $494,000.

(3)	Flextronics International USA, Inc. will be the property’s sole tenant.

(4)	Estimated closing date for the purchase of Shiloh Road Research Park. The completion of the Joint Venture is expected to occur prior to the closing date for the property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: December 12, 2006	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer